Exhibit 99.1

Wynn Resorts Announces Commencement of Tender Offer for Cash by Wynn Resorts Finance, LLC for Any and All of its 7.750% Senior Notes due 2025

LAS VEGAS, February 9, 2023 (BUSINESS WIRE) — Wynn Resorts, Limited (NASDAQ:WYNN) (“Wynn Resorts”) announced today that its indirect wholly-owned subsidiary, Wynn Resorts Finance, LLC, (“Wynn Resorts Finance”) has commenced a cash tender offer (the “Tender Offer”) for any and all of the outstanding $600 million aggregate principal amount of 7.750% Senior Notes due 2025 (the “2025 Notes”) of Wynn Resorts Finance and Wynn Resorts Capital Corp.

The Tender Offer is scheduled to expire at 5:00 P.M., New York City time, on February 15, 2023 unless extended or earlier terminated (such time, as may be extended, the “Expiration Time”). Holders who validly tender their 2025 Notes prior to the Expiration Time will be eligible to receive $1,024.50 for each $1,000 principal amount of 2025 Notes.

Completion of the Tender Offer is subject to certain market and other conditions, including the completion by Wynn Resorts Finance and Wynn Resorts Capital Corp. (the “Issuers”) of new debt financing on terms and conditions satisfactory to the Issuers. Settlement of the Tender Offer is expected to occur one business day following the Expiration Time, unless terminated (other than with respect to Notes tendered pursuant to the guaranteed delivery procedures described in the Offer to Purchase, with respect to which settlement is expected to occur three business days after the Expiration Time).

Tendered Notes may be withdrawn at any time at or prior to the Expiration Time.

This press release shall not constitute an offer to purchase or the solicitation of an offer to sell the 2025 Notes. The complete terms and conditions of the Tender Offer are described in the Offer to Purchase dated as of February 9, 2023, the related Letter of Transmittal and a Notice of Guaranteed Delivery, copies of which may be obtained from D.F. King & Co., Inc., the tender and information agent for the Tender Offer, at http://www.wynn@dfking.com, by telephone at (800) 431-9646 (U.S. toll free) and (212) 269-5550 (banks and brokers) or in writing at D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005, Attention: Michael Horthman.

Wynn Resorts Finance has engaged Deutsche Bank Securities Inc. to act as the dealer manager in connection with the Tender Offer. Questions regarding the terms of the Tender Offer may be directed to Deutsche Bank Securities Inc. by telephone at (855) 287-1922 (U.S. toll-free) and (212) 250-7527 (collect).

Forward-Looking Statements

This release contains forward-looking statements, including those related to the tender for 2025 Notes and whether or not Wynn Resorts Finance will consummate the tender offer. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those we express in these forward-looking statements, including, but not limited to, adverse macroeconomic conditions and their impact on levels of income and consumer discretionary spending, changes in interest rates, inflation, a decline in general economic activity or recession in the U.S. and/or global economies, the COVID-19 pandemic and the reimposition of restrictions on the general public or certain activities, extensive regulation of our business, pending or future legal proceedings, ability to maintain gaming licenses and concessions, dependence on key employees, general global political conditions, adverse tourism trends, dependence on a limited number of resorts, competition in the casino/hotel and resort industries, uncertainties over the development and success of new gaming and resort properties, construction risks, cybersecurity risk and our leverage and debt service. Additional information concerning potential factors that could affect Wynn Resorts’ financial results is included in Wynn Resorts’ Annual Report on Form 10-K for the year ended December 31, 2021, as supplemented by Wynn Resorts’ other periodic reports filed with the Securities and Exchange Commission from time to time. Neither Wynn Resorts nor Wynn Resorts Finance are under any obligation to (and expressly disclaim any such obligation to) update or revise their forward-looking statements as a result of new information, future events or otherwise, except as required by law.

SOURCE:
Wynn Resorts, Limited

CONTACT:
Amir Markowitz
702-770-7000
investorrelations@wynnresorts.com